Exhibit 99.1

newsrelease

Santa Barbara Office 3820 State Street Santa Barbara, CA 93105 tel: 805.563.7000 fax: 805.563.7070 www.tenethealth.com

Contacts:
Media: Harry Anderson (805) 563-6816
Investors: Thomas Rice (805) 563-7188

Tenet Informed of New Inquiry

Jan. 23, 2004 – Tenet Healthcare Corporation (NYSE: THC) announced today that it has received copies of subpoenas issued by the Office of the Inspector General in the U.S. Department of Health and Human Services to two physicians who have financial arrangements with three Tenet hospitals in El Paso, Texas.  The subpoenas request documents relating to financial arrangements between these physicians and Tenet or its subsidiaries.  Tenet anticipates receiving a request for documents in connection with this inquiry, and intends to cooperate with federal authorities in this matter.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 100 acute care hospitals and numerous related health care services.  Tenet and its subsidiaries employ approximately 107,500 people and serve communities in 15 states.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.